Exhibit 23.1

[Armanino LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 31, 2015 (except for the matters disclosed in Note 12 to the Financial Statements, for which the date is January 22, 2016), relating to the consolidated financial statements of iSign Solutions Inc. (formerly known as Communication Intelligence Corporation) as of December 31, 2014, which appear in such Registration Statement (the “Financial Statements”). We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

_/s/ Armanino LLP____________________________________

San Ramon, California
January 25, 2016